Exhibit 99.1

             DPAC Technologies Reports Financial Results
              for the Third Quarter of Fiscal Year 2007

    HUDSON, Ohio--(BUSINESS WIRE)--Nov. 14, 2007--DPAC Technologies Corp. (OTCBB:DPAC), a leader in device networking and connectivity solutions, today reported results for its third quarter ended
September 30, 2007.

    These results include the combined operations of DPAC Technologies Corp. and QuaTech, Inc. which combined on February 28, 2006 as previously announced. As a result of the merger, QuaTech has become a wholly-owned subsidiary of DPAC. For accounting purposes, the transaction is considered a "reverse merger" under which QuaTech is considered the acquirer of DPAC. Accordingly, the purchase price was allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company (the "Company"). The results of operations are those of QuaTech prior to the merger date, and combined QuaTech and DPAC after the merger date of February 28, 2006.

    Third Quarter Operating Results

    For the third quarter of 2007, net sales of $3.1 million decreased 20% from net sales of $3.9 million in the third quarter of 2006, and increased 7% from net sales of $2.9 million in the second quarter of 2007. Net sales related to the Company's Device Connectivity products decreased by $904,000, or 32%, and net sales related to the Company's Device Networking products, including the Airborne wireless product line, increased by $131,000, or 12% over the quarter ended September 30, 2006. The Company reported an operating profit of $272,000 as compared to $347,000 for the third quarter of 2006 and an operating loss of $52,000 for the for the second quarter of 2007. The Company reported a net profit of $71,000 as compared to $39,000 for the prior year's third quarter and a net loss of $382,000 for the second quarter of 2007. Total operating expenses incurred in the third quarter of 2007 of $1.1 million decreased by $246,000, or 18%, from the previous year period. The decrease was due primarily to decreases in sales and marketing expenses of $207,000 and G&A expenses of $103,000, as the Company continued to integrate operating departments since the date of the Merger. Additionally, the company recorded a non-cash gain of $163,000 in the current year period compared to $109,000 in the prior year quarter for the fair value adjustment for the liability for warrants. An income tax provision of $34,000 was recorded in the third quarter of 2006 and no income tax provision was recorded in the current year period as a full valuation allowance was recorded against deferred tax assets in the fourth quarter of 2006.

    Nine Months Operating Results

    Net sales of $8.8 million for the first nine months of 2007 decreased by 16% from net sales of $10.6 million for the same period of 2006. Net sales related to the Company's Device Connectivity products decreased $2.7 million, or 32%, while net sales related to the Company's Device Networking products, including the Airborne wireless product line, increased by $923,000, or 40% over the nine months ended September 30, 2006. The Company reported an operating profit of $58,000 as compared to $392,000 for the 2006 period. The Company's net loss for the current year period totaled $850,000 compared to $504,000 for the prior year period. Interest expense of $1.1 million for the first nine months of 2007 included non-cash charges totaling $594,000, for the amortization of deferred financing charges and the accretion of success fees and discount on the subordinated debt. An income tax benefit of $257,000 was recorded in the 2006 period and no income tax benefit was recorded in the current year period as a full valuation allowance was recorded against deferred tax assets in the fourth quarter of 2006.

    Balance Sheet and Liquidity Summary

    At September 30, 2007 we had a cash balance of $257,000 and a deficit in working capital of $3,583,000. This compares to a cash balance of $38,000 and a deficit in working capital of $2,851,000 at the end of fiscal year 2006. Additionally, the Company has Bank loan balances of approximately $2,245,000 which are due and payable on November 30, 2007 and a subordinated debt obligation of approximately $2,000,000 which was due and payable on August 31, 2007. The amount of cash the Company can generate from future operations will not be sufficient to satisfy the debt obligations. The Company's ability to continue its operations is dependant upon its ability to raise capital through debt or equity financing in order to meet its debt obligations and working capital needs.

    Management is currently engaged in seeking additional funds to satisfy the debt obligations either through an equity capital raise or through new debt financing, or a combination of both. We may also seek to merge the Company with another entity or look to sell certain assets of the Company. Although management believes that efforts currently underway to obtain additional funding can be successful, there can be no assurance that additional financing will become available on terms favorable to the Company, if at all.

    Comments

    Chief Executive Officer and President Steve Runkel commented, "Our third quarter results reflect our efforts to bring our expenses in alignment with our revenue. Our operating expenses were down over 18% compared to Q3, 2006 and are down approximately 15% on a year to date basis. This, along with stability in revenue from our Device Connectivity products on a sequential basis and continued growth in revenue from our Device Networking products, resulted in income from operations of $272K in Q3 and $58K on a year to date basis."

    Mr. Runkel continued: "Revenue from our Device Connectivity products, while down over the same period in 2006, grew 5% sequentially over the second quarter of 2007. The revenue shortfall from these products compared to 2006 reflects a drop in orders from several long standing OEM customers who serve the US based retail banking markets. Our products remain specified as part of the solution for several of these projects, though order levels have been impacted by issues associated with that market. We also introduced a new line of Express Card products in Q3 which will address the device connectivity requirements for new laptops."

    "Additionally, revenue from our Device Networking products grew 10% sequentially over the second quarter of 2007 and is up 40% on a year to date basis. We began production shipments of a custom 802.11 a/b/g product for a major medical products company in Q3. We also introduced the WLRA embedded 802.11 a/b/g radio module based on the RF design of this customer product. This dual band radio module is well suited for applications that need isolation from interference within the crowded 2.4GHz frequency."

    About DPAC Technologies

    DPAC Technologies provides embedded wireless networking products for machine-to-machine communication applications. DPAC's Airborne(TM) and AirborneDirect(TM) wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company's web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

    About QuaTech

    QuaTech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. Quatech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, Quatech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). Quatech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, Quatech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

                       DPAC TECHNOLOGIES CORP.
           Condensed Consolidated Balance Sheet Information
                             (Unaudited)
                              (In 000's)


                                           September 30,  December 31,
                                               2007           2006
                                           -------------  ------------
CURRENT ASSETS:
Cash and cash equivalents                        $   257      $     38
Accounts receivable, net                           1,823         1,421
Inventories                                        1,276         1,500
Prepaid expenses and other current assets             67            43

                                           -------------  ------------
Total current assets                               3,423         3,002

Property, net                                        364           413
Goodwill and intangible assets                     8,114         8,578
Other assets                                          45            81
                                           -------------  ------------
TOTAL                                            $11,946      $ 12,074
                                           =============  ============

CURRENT LIABILITIES:
Revolving credit facility and short term
 notes                                           $ 1,998      $  1,361
Current portion of long-term debt                  2,399         2,097
Accounts payable                                   1,650         1,488
Accrued restructuring costs - current                307           392
Other accrued liabilities                            652           514
                                           -------------  ------------
Total current liabilities                          7,006         5,852


Accrued restructuring costs                          120           330
Long-term debt, net of current portion             2,494         2,770

Net stockholders' equity                           2,326         3,122

                                           -------------  ------------
TOTAL                                            $11,946      $ 12,074
                                           =============  ============

                       DPAC TECHNOLOGIES CORP.
              Condensed Consolidated Statement of Income
                             (Unaudited)
                              (in 000's)

                                   For the quarter     For the nine
                                         ended:        months ended:
                                     September 30,     September 30,
                                   ----------------- -----------------
                                     2007     2006     2007     2006
                                   -------- -------- -------- --------

REVENUE                            $ 3,093  $ 3,866  $ 8,828  $10,556

COST OF GOODS SOLD                   1,676    2,129    5,045    5,797
                                   -------- -------- -------- --------

GROSS PROFIT                         1,417    1,737    3,783    4,759

OPERATING EXPENSES
Sales and marketing                    327      534    1,100    1,680
Research and development               298      233      909      759
General and administrative             397      500    1,348    1,564
Amortization of intangible assets      123      123      368      286
Restructuring charges                    -        -        -       78
                                   -------- -------- -------- --------
Total operating expenses             1,145    1,390    3,725    4,367

INCOME FROM OPERATIONS                 272      347       58      392

OTHER EXPENSES:
Interest expense                       364      383    1,121    1,098
Fair value adjustment of warrant
 liability                            (163)    (109)    (218)      55
                                   -------- -------- -------- --------
TOTAL OTHER EXPENSES                   201      274      903    1,153

                                   -------- -------- -------- --------
INCOME (LOSS) BEFORE INCOME TAXES       71       73     (845)    (761)

INCOME TAX (PROVISION) BENEFIT           -      (34)      (5)     257
                                   -------- -------- -------- --------

NET INCOME (LOSS)                  $    71  $    39  $  (850) $  (504)
                                   ======== ======== ======== ========

NET INCOME (LOSS) PER SHARE:
Net Income (Loss) - Basic and
 diluted                           $  0.00  $  0.00   ($0.01)  ($0.01)
                                   ======== ======== ======== ========

WEIGHTED AVERAGE SHARES
 OUTSTANDING:
Basic                               92,844   92,775   92,832   87,135
                                   ======== ======== ======== ========
Diluted                             97,171   97,512   92,832   87,135
                                   ======== ======== ======== ========


    CONTACT: DPAC Technologies
             Steve Vukadinovich, Chief Financial Officer, 330-655-9000 Steve.Vukadinovich@dpactech.com
             Steve Runkel, Chief Executive Officer, 330-655-9000
             Steve.Runkel@Quatech.com